UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	February 22, 2010

Wells Mid-Horizon Value-Added Fund I, LLC

(Exact Name of Registrant as Specified in Charter)

Georgia	000-53626	20-3192853
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Lease Agreement with Wells Fargo Bank, N.A. at the Parkway at Oak Hill Buildings

On February 22, 2010, Wells Mid-Horizon Value-Added Fund I, LLC (the "Registrant") and Wells Fargo Bank, N.A. ("Wells Fargo"), an unrelated third party, entered into a 120-month lease agreement (the "Agreement") for approximately 21% of the Parkway at Oak Hill Buildings, two separate two-story office buildings containing a combined total of approximately 146,000 rentable square feet, located in Austin, Texas. The Registrant owns 100% of the Parkway at Oak Hill Buildings.

The commencement date of the Agreement is the earlier of the date on which (i) the tenant improvements are substantially complete, or (ii) Wells Fargo accepts possession and occupies the space. Based on an estimated commencement date of May 1, 2010, following a twelve-month rental abatement period, annual base rent of $12.00 per square foot shall be payable through April 30, 2012 and increases to $15.00 per square foot effective May 1, 2012. Effective May 1, 2013, annual base rent of $17.50 per square foot shall be payable and is scheduled to increase by $0.50 per square foot annually beginning on May 1, 2014. In addition to monthly base rent, following a twelve-month rental abatement period, Wells Fargo is also required to reimburse the Registrant for its pro rata share of all operating expenses and real estate taxes for the Parkway at Oak Hill Buildings. Wells Fargo is also entitled to a landlord-funded tenant allowance of approximately $1,241,000. Wells Fargo has the right to extend the lease term for two additional five-year periods at the then fair market rental rate. During the first six months of the lease term, Wells Fargo has the right to lease up to 6,000 additional square feet of the Parkway at Oak Hill Buildings.

Loan Agreements with A10 Capital, LLC

The information required by Item 1.01 regarding the financing arrangements entered with A10 Capital, LLC is included in Item 2.03 below and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-

Balance Sheet Arrangement of a Registrant.

On February 24, 2010, the Registrant, through its wholly owned subsidiaries, entered into two loan agreements with A10 Capital, LLC, (the "Lender") an unrelated third party; one for up to $6.9 million, secured by the Parkway at Oak Hill Buildings (the "Parkway Loan") and the other for up to $5.0 million, secured by the Commerce Street Building (the "Commerce Street Loan") (collectively, the "A10 Loans"). The A10 Loans mature on March 1, 2013 and incur interest at a rate of one-month London Interbank Offered Rate ("LIBOR"), plus a margin of 8.875%. Monthly installments on the A10 Loans are interest-only and the entire principal balance is due at maturity, assuming no prior principal prepayment. The Registrant may prepay the A10 Loans in whole or in part at any time prior to the maturity date; however, if the A10 Loans are prepaid prior to September 1, 2010, a prepayment premium of 2% will be applied to the principal balance upon payoff; if the A10 Loans are prepaid after September 1, 2010 but on or before March 1, 2012, no prepayment premium is due; and, if the A10 Loans are prepaid after March 1, 2012, including the principal balance paid on the maturity date, a prepayment premium of 1% will be applied to the principal balance upon payoff. In addition, if one of the A10 Loans is paid in full prior to full payment of the other A10 Loan, a $1.0 million payment must be paid to the Lender to be applied against the outstanding balance of such other A10 loan. The A10 Loans are cross-defaulted and cross-collateralized with each other. The Registrant, as guarantor, has guaranteed payment of the A10 Loans pursuant to the Conditional Terminating Guaranty (the "Guaranty").  The Guaranty will terminate upon the occurrence of an event of default provided the Registrant has taken certain steps to protect the collateral securing the A10 Loans,  there is no voluntary or involuntary bankruptcy relating to the borrower, and the collateral is transferred via deed in lieu of foreclosure if requested by the Lender, as described in the Guaranty.

The initial advance under the Parkway Loan was $4.4 million and was utilized to fund leasing commissions and tenant improvements relating to existing leases at the Parkway at Oak Hill Buildings, to cover loan fees and costs, to fund certain reserve accounts, and for operating deficiencies relating to the buildings. The remaining funds available under the Parkway Loan may be utilized for funding future leasing commissions and tenant improvements at the buildings. The initial advance under the Commerce Street Loan was $3.75 million and was used to satisfy certain payments to the lender of the Registrant's outstanding term loan, to cover loan fees and costs, to fund certain reserve accounts, and for working capital purposes. The remaining funds available under the Commerce Street Loan may be utilized for funding future leasing commissions and tenant improvements at the building.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS MID-HORIZON VALUE ADDED FUND I, LLC (Registrant)

By:	WELLS INVESTMENT MANAGEMENT COMPANY, INC. (Manager)

February 26, 2010	/s/ Douglas P. Williams
Douglas P. Williams
Senior Vice President
of Wells Investment Management Company, Inc.